Clearant Announces Appointment of
Kenneth W. Davidson and Alan S. Blazei
to Board of Directors

LOS ANGELES, CA—(MARKET WIRE)—September 11, 2008 – Clearant, Inc. (OTC BB: CLRA), owner of the Clearant Process® designed to substantially reduce all types of pathogens in biological products including HIV, today announced the appointment of Mr. Kenneth W. Davidson and Alan S. Blazei to its Board of Directors.

Mr. Davidson is the Chairman of the Board of Directors of DJO LLP. DJO is a $1 billion global provider of high-quality orthopedic devices, with a broad range of products used for rehabilitation, pain management and physical therapy. Prior to DJO, Mr. Davidson served as Chief Executive Officer and President of ReAble Therapeutics, Inc., a portfolio company of the Blacstone Group, and as Chairman, President and CEO of Encore Medical (ReAble’s predecessor), a NYSE publicly held orthopedic company since October 2000. Under Mr. Davidson’s leadership Encore grew from approximately $10 million in revenue to approximately $1 billion with the recent merger with DJO. Mr. Davidson served as Chairman, President and CEO of Maxxim Medical, Inc., a NYSE publicly held medical supply company, from 1986 to July 2000. Mr. Davidson, also serves on the Board of Directors of Medical Action Industries, a NASDAQ publicly held leading supplier of medical and surgical products with revenues of approximately $300 million.

Mr. Blazei is the Chief Financial Officer and member of the Board of Directors of Entelos, a life sciences company improving human health through predictive biosimulation from 2001 to present. During this period, Mr. Blazei has been instrumental in raising two rounds of financing and successfully completing an IPO. From 1989 to 2000 Mr. Blazei served as the Executive Vice President and Chief Financial Officer of Maxxim Medical, Inc., a diversified medical equipment manufacturer. Mr. Blazei and Mr. Davidson were key management team members who grew Maxxim from a single product company to $640 million in revenue, completing 20 acquisitions and raising over $200 million in financing.

Mr. Jon Garfield, Chief Executive Officer of Clearant, stated, “I am extremely excited with the appointment of Mr. Davidson and Mr. Blazei to our Board of Directors. Their proven track record and experience in growing companies such as Clearant into industry leaders will be a tremendous asset to Clearant.”

About Clearant, Inc.

Clearant, Inc. is a leader in pathogen inactivation for biological products. Clearant has developed the patent-protected Clearant Process®, which substantially reduces all types of bacteria and viruses in biological products while maintaining the functionality of the underlying tissue implant or protein. The Company has distributed implants sterilized by the Clearant Process® directly to surgeons, hospitals and clinics since June 2006. In addition, Clearant licenses the Clearant Process®, and provides its patented sterilization services, to tissue banks and other biological products manufacturers. To date more than 8,000 patients have been successfully implanted with Clearant Process® sterile implants supplied by one of the Company’s licensed partners. The Clearant Process®, unlike its various competitors, is applied in the final packaging and reduces all types of pathogens for products across many market segments including tissue implants, plasma proteins, recombinant products, medical devices and blood products. For more information, please visit www.clearant.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond the company’s control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, limited operating history and additional risk factors as discussed in the reports filed by the company with the Securities and Exchange Commission, which are available on its website at http://www.sec.gov.

Contact:
Clearant, Inc.
Jon Garfield
Chief Executive Officer
310-479-4570
www.clearant.com